As filed with the Securities and Exchange Commission on October 27, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CA, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-2857434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
One CA Plaza
Islandia, New York 11749-7000
(Address, including zip code, of registrant’s principal executive offices)

CA, Inc. 2012 Employee Stock Purchase Plan
(Full title of the Plan)

Amy Fliegelman Olli, Esq.
Executive Vice President and General Counsel
One CA Plaza
Islandia, New York 11749-7000
(800) 225-5224
(Name, address and telephone number of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum	Proposed maximum	Amount of
Title of securities to be registered(1)	registered(2)	offering price per share(3)	aggregate offering price	registration fee
Common Stock, par value $0.10 per share, together with associated right to purchase shares of Series One Junior Participating Preferred Stock, Class A, without par value	30,000,000	$21.77	$653,100,000	$74,846

(1)	Each share of Common Stock includes one right to purchase the registrant’s Series One Junior Participating Preferred Stock, Class A, without par value. No separate consideration is payable for such rights.

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers additional shares of Common Stock that may become issuable under the CA, Inc. 2012 Employee Stock Purchase Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(3)	Estimated solely for purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the registrant’s Common Stock on the NASDAQ Global Select Market on October 21, 2011.

PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS
EX-5.1: OPINION OF C.H.R. DUPREE, ESQ.
EX-15.1: ACCOUNTANTS’ ACKNOWLEDGMENT LETTER
EX-23.1: CONSENT OF KPMG LLP
EX-24.1: POWER OF ATTORNEY
EX-5.1
EX-15.1
EX-23.1
EX-24.1

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     CA, Inc. (the “Registrant”) hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):
(a)	The Registrant’s annual report on Form 10-K/A for its fiscal year ended March 31, 2011;

(b)	The Registrant’s quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2011 and the Registrant’s quarterly report on Form 10-Q for its fiscal quarter ended September 30, 2011;

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2011;

(d)	The description of the Registrant’s common stock, par value $0.10 per share, outlined in the Registrant’s Registration Statement on Form 8-A filed on February 17, 1982 under the Exchange Act, which in turn incorporates by reference the description in the Registrant’s Registration Statement on Form S-1 (Registration No. 2-74618) filed under the Securities Act of 1933, as amended (the “Securities Act”); and

(e)	The description of the Registrant’s rights to purchase shares of Series One Junior Participating Preferred Stock, Class A, without par value, outlined in the Registrant’s Registration Statement on Form 8-A filed on November 18, 2009 under the Exchange Act, which in turn incorporates by reference the Company’s Current Report on Form 8-K filed on November 5, 2009.
     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated by reference, unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     C.H.R. DuPree, who rendered the opinion as to the legality of the Registrant’s common stock to be issued pursuant to this Registration Statement, is employed by the Registrant as Senior Vice President, Corporate Governance, and Corporate Secretary. Mr. DuPree is the beneficial owner of approximately 21,838 shares of the Registrant’s common stock (which includes shares that remain subject to vesting and transfer restrictions).

Item 6. Indemnification of Directors and Officers.
     As permitted by Section 145 of the Delaware General Corporation Law, Article EIGHTH of the Registrant’s Restated Certificate of Incorporation, as amended, provides:
The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein, shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     The Registrant’s Restated Certificate of Incorporation, as amended, also limits the personal liability of directors for monetary damages in certain instances and eliminates director liability for monetary damages arising from any breach of a director’s duty of care.
     The Registrant maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Registrant’s Restated Certificate of Incorporation, as amended.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See the Index to Exhibits attached hereto.
Item 9. Undertakings.
A.	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.	The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Islandia, State of New York, on October 27, 2011.

CA, Inc.
By:	/s/ William E. McCracken
William E. McCracken,
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William E. McCracken William E. McCracken	Chief Executive Officer (Principal Executive Officer) and Director	October 27, 2011

/s/ Richard J. Beckert Richard J. Beckert	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 27, 2011

/s/ Neil A. Manna Neil A. Manna	Senior Vice President, Chief Accounting Officer (Acting Principal Accounting Officer)	October 27, 2011

*	Director	October 27, 2011
Jens Alder

*	Director	October 27, 2011
Raymond J. Bromark

*	Director	October 27, 2011
Gary J. Fernandes

*	Director	October 27, 2011
Rohit Kapoor

*	Director	October 27, 2011
Kay Koplovitz

*	Director	October 27, 2011
Christopher B. Lofgren

*	Director	October 27, 2011
Richard Sulpizio

Signature	Title	Date

*	Director	October 27, 2011
Laura S. Unger

*	Director	October 27, 2011
Arthur F. Weinbach

*	Director	October 27, 2011
Renato Zambonini

*By:	/s/ C.H.R. DuPree
C.H.R. DuPree
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

4.1*	Provisions of the Registrant’s Restated Certificate of Incorporation that define the rights of security holders of the Registrant (filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K dated March 6, 2006).

4.2*	Provisions of the Registrant’s By-laws that define the rights of security holders of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated February 23, 2007).

4.3*	Stockholder Protection Rights Agreement dated November 5, 2009 between the Registrant and Mellon Investor Services LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock of the Registrant (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated November 5, 2009).

5.1	Opinion of C.H.R. DuPree, Esq.

15.1	Accountants’ Acknowledgment Letter.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of C.H.R. DuPree, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1*	CA, Inc. 2012 Employee Stock Purchase Plan (included as Exhibit C to the Registrant’s definitive Proxy Statement filed June 10, 2011).

*	Incorporated by reference.